Exhibit 99.3

[Frost & Sullivan Letterhead]

June 22, 2022

Intchains Group Limited

c/o 9/F, A Block, No.333 Haiyang No.1 Road,

Lingang Science and Technology Park,

Pudong New Area, Shanghai,

the People’s Republic of China

Re: Intchains Group Limited

Ladies and Gentlemen,

We understand that Intchains Group Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Neil X. Wang
Name: Neil X. Wang
Title: Global Partner & Greater China President